UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2022

AMPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35182	26-0179592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (720) 437-6500

Not Applicable

(Former name, or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	AMPE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

2
Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 3, 2022, Ampio Pharmaceuticals, Inc. (the “Company”) received written notification from NYSE American LLC (“NYSE American” or the “Exchange”) stating that the staff of NYSE Regulation has determined to commence proceedings to delist the Company’s common stock from the Exchange. Trading in the Company’s common stock was suspended.

NYSE Regulation staff determined that the Company is no longer suitable for listing pursuant to Section 1033(f)(v) of the NYSE American Company Guide due to the abnormally low trading price of the Company’s common stock. The Exchange’s application to the Securities and Exchange Commission to delist the Company’s common stock is pending, subject to the completion of the Exchange’s applicable procedures, including any appeal by the Company of NYSE Regulation’s decision.

The Company has a right to an appeal of this determination by the Exchange, provided that the Company files a written request for such review within seven calendar days after receiving the notice. The Company’s Board of Directors is currently considering whether to appeal the Exchange’s determination to commence delisting proceedings.

Prior to receipt of the letter from NYSE American, the Company began actively taking steps to regain compliance with the listing standards of the NYSE American. Specifically, the Company’s Board of Directors unanimously approved and recommended that the Company’s stockholders approve an amendment to the Company’s certificate of incorporation to effect a reverse stock split of the Company’s common stock at a ratio of not less than 5-to-1 and not greater than 15-to-1, with the exact ratio to be determined by the Board in its discretion before October 13, 2023 (the “Reverse Stock Split”). The Company has called a Special Meeting of Stockholders for October 13, 2022 to consider the Reverse Stock Split. Consummation of the Reverse Stock Split may increase the price of the Company’s shares of common stock and, as a result, would likely enable the Company to maintain a higher market price for its common stock, although there can be no assurance that the Company’s stockholders will approve the Reverse Stock Split. There can be no assurance that the Company will appeal the Exchange’s determination or the outcome of any such appeal. There can be no assurance that the Exchange will reconsider their decision to delist in light of such appeal.

In the meantime, the Company’s common stock will trade on the OTC Pink under the symbol “AMPE”. The Company can provide no assurance that its common stock will continue to trade on this market, that brokers will continue to provide public quotes of the Company’s common stock on this market or otherwise make a market in the Company’s common stock or that the trading volume of the Company’s common stock will be sufficient to provide for an efficient trading market.

A copy of the Company’s press release dated October 4, 2022, regarding the foregoing matters is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of Ampio Pharmaceuticals, Inc. dated October 4, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPIO PHARMACEUTICALS, INC.

Date: October 4, 2022	By:	/s/ Michael A. Martino
Name: Michael A. Martino
Title: Chief Executive Officer